As filed with the Securities and Exchange Commission on August 19, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

            COMMERCE BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	22-2433468
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

Commerce Atrium
1701 Route 70 East
Cherry Hill, NJ 08034-5400
                                (856) 751-9000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Douglas J. Pauls
Senior Vice President and Chief Financial Officer
Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, NJ 08034-5400
                                (856) 751-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Lawrence R. Wiseman, Esquire
Melissa Palat Murawsky, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
(215) 569-5500

As soon as practicable after the registration statement becomes effective.
(Approximate date of commencement of proposed sale of the securities to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [X]

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   [  ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Offering Price	Amount Of Registration Fee
Common Stock, $1.00 par value	15,000,000(1)	$ 35.05(2)	$ 525,750,000(2)	$ 61,881

_______________________
(1)	In addition, pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate amount of shares as may be issued pursuant to stock splits and stock dividends.
(2)
Based upon the average of the high and low sale prices of the Commerce Bancorp common stock on the New York Stock Exchange on August 15, 2005, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

Rule 429 Legend: The prospectus, which will be used in connection with the sale of 15,000,000 shares of Commerce Bancorp common stock covered by this Registration Statement, will also be used in connection with the sale of 332,450 shares of Commerce Bancorp common stock that were covered by Registration Statement on Form S-3 (Registration No. 333-105861) filed with the SEC on June 5, 2003 and remain unsold.

Dividend Reinvestment and Stock Purchase Plan

15,332,450 shares of Common Stock

This prospectus relates to 15,332,450 shares of common stock authorized for purchase under the Commerce Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, consisting of 15,000,000 newly registered shares and 332,450 shares registered under Registration Statement No. 333-105861 that remain unsold. The Commerce Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, referred to as the Plan, offers holders of Commerce Bancorp equity securities the following:

•	a simple and convenient method of investing cash dividends in additional shares of Commerce Bancorp common stock; and

•
the opportunity to purchase additional shares of Commerce Bancorp common stock by making voluntary cash payments of $100 to $10,000 per month, this $10,000 maximum monthly purchase amount is subject to change, see pages 15-16.

Some of the significant features of the Plan are as follows:

•	participants do not have to pay trading fees or service charges on purchases made through the Plan;

•	participants purchase the Commerce Bancorp common stock at a 3% discount, this 3% discount is subject to change, see pages 14-15;

•	holders of shares currently enrolled in Commerce Bancorp’s Dividend Reinvestment and Stock Purchase Plan will automatically be enrolled in this amended Plan; and

•	participation in the Plan is entirely voluntary, and participants may terminate their participation at any time.

Commerce Bancorp cannot estimate the net proceeds it will receive from the sale of its common stock in connection with the Plan. The amount of the net proceeds which Commerce Bancorp will receive will depend upon the following:

•	the market price of Commerce Bancorp common stock;

•	the extent of shareholder participation in the Plan; and

•	other factors.

Commerce Bancorp common stock trades on the New York Stock Exchange (NYSE) under the symbol “CBH”.

Investing in Commerce Bancorp Common Stock involves risks. See “Risk Factors” beginning on page 4.

The securities offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2005.

You should rely only on the information incorporated by reference or provided in this prospectus. Commerce Bancorp has not authorized anyone else to provide you with different information. Commerce Bancorp will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus, including information incorporated by reference, is accurate as of any date other than the date on the front page of this prospectus or the date of filing in the case of information incorporated by reference.

Summary

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the Plan fully, you should read this entire prospectus carefully before you decide to participate in the Plan.

The Company

Background

Commerce Bancorp, Inc. (NYSE: CBH) is a New Jersey business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company was incorporated on December 9, 1982 and became an active bank holding company on June 30, 1983 through the acquisition of Commerce Bank, N.A.

As of June 30, 2005, Commerce Bancorp had total assets of $33.4 billion, total loans of $10.7 billion, and total deposits of $30.5 billion.

As of August 1, 2005, Commerce Bancorp operates two bank subsidiaries:

•	one nationally chartered bank subsidiary: Commerce Bank, N.A., Philadelphia, Pennsylvania; and

•	one New Jersey state chartered bank subsidiary: Commerce Bank/North, Ramsey, New Jersey.

As of June 30, 2005 Commerce Bancorp’s bank subsidiaries had 326 full service retail stores located in the states of New Jersey, Pennsylvania, Delaware, New York, Virginia and the District of Columbia. Commerce Bancorp, through its two bank subsidiaries, provides a full range of retail and commercial banking services for consumers and small and mid-sized companies. Lending services are focused on commercial real estate and commercial and consumer loans to local borrowers. Commerce Bancorp’s lending and investment activities are funded principally by retail deposits gathered through each bank’s retail store network.

Commerce Bank, N.A. operates a nonbank subsidiary, Commerce Capital Markets, Inc., Philadelphia, Pennsylvania which engages in various securities, investment services and brokerage activities. In addition, Commerce Bancorp, through Commerce Insurance Services, Inc., a nonbank subsidiary of Commerce Bank/North, operates an insurance brokerage agency concentrating on commercial property, casualty and surety as well as personal lines of insurance and employee benefits for clients in multiple states, primarily New York, New Jersey, Pennsylvania and Delaware.

Address and telephone number

Commerce Bancorp’s principal executive offices are located at Commerce Atrium, 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400, its telephone number is (856) 751-9000 and its internet address is commerceonline.com. Commerce Bancorp has included its website address in this prospectus only as an inactive textual reference and does not intend it to be an active line to its website.

Enrollment

If you are already a participant in the Plan, you need not do anything further; your participation will continue until terminated.

Holders of Commerce Bancorp’s equity securities can participate in the Plan by completing and submitting the authorization card, which is enclosed with this prospectus, to the Plan Administrator, Registrar and Transfer Company, Attn: Dividend Reinvestment Department, Cranford, NJ 07016-0664. See page 12.

If your shares of Commerce Bancorp stock are held in a brokerage account, you may either arrange for your broker to be a participant in the Plan or you may participate directly by transferring registration of some or all of your shares into your name so that you can become a shareholder of record. See page 12.

Reinvestment of Dividends

You can reinvest your cash dividends on all or a portion of your shares of Commerce Bancorp stock toward the purchase of additional shares of Commerce Bancorp common stock. See page 9.

Fractional Shares

Commerce Bancorp pays dividends on both whole shares and fractional shares in the Plan and will credit your plan account with dividends on both your whole and fractional shares. See pages 10, 14 and 17.

Optional Cash Investments

After you are enrolled in the Plan, you may buy additional shares of Commerce Bancorp common stock under the Plan. You can invest a minimum of $100 and a maximum of $10,000 per calendar month. This $10,000 maximum monthly payment amount is subject to change, see page 16. You can make an investment by sending a personal check, drawn from a U.S. bank in U.S. currency payable to “Registrar and Transfer Company” or by authorizing an individual automatic deduction from your bank account. If you choose to submit a check, please make sure to use the contribution form from your plan statement and mail it to the address specified. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. See pages 15 and 16.

Fees and Purchase Price

You will not have to pay any trading fees or service charges for any shares of Commerce Bancorp common stock purchased under the Plan. In addition, you will be able to purchase Commerce Bancorp common stock at a 3% discount from the market price of Commerce Bancorp common stock. This 3% discount is subject to change, see pages 14-15.

Safekeeping of Certificates

You can deposit your Commerce Bancorp common stock certificates with the Plan Administrator for safekeeping at no cost to you. This feature of the Plan applies whether or not you are having the dividends on deposited shares reinvested under the Plan. A certificate for your shares will be sent to you, free of charge, upon request. However, fractional shares will not be issued. See pages 19-20.

Gifts and Transfers of Shares

You can give or transfer your shares of Commerce Bancorp common stock to others.

Sell Shares Conveniently

If you choose to have the Plan Administrator sell Commerce Bancorp common stock held in your plan account, you will incur:

•	a $15.00 fee to be deducted from the proceeds of the sale;

•	any applicable trading fees; and

•	any applicable stock transfer taxes. See pages 11 and 16-17.

Medallion Signature Guarantee required for sale requests of $10,000 or higher.

Timing and Control

Because the Plan Administrator will sell the shares on behalf of the Plan, neither Commerce Bancorp nor any Participant in the Plan has authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of Commerce Bancorp’s common stock. That is, if you send in a request to sell Shares, it is possible that the market price of Commerce Bancorp’s common stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction.

Tracking Your Investment

The Plan Administrator will send a transaction notice confirming the details of each transaction you make. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account. If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive an annual statement detailing the status of your holdings of Commerce Bancorp common stock in your Plan account. Statements provide the details of such transactions and show the share balance in your plan account. See page 17.

Risk Factors

Before choosing to invest in Commerce Bancorp’s common stock through the Plan, you should carefully consider the following factors, each of which could affect Commerce Bancorp’s financial condition and results of operation and the performance of Commerce Bancorp’s common stock, together with the other information contained and incorporated into this prospectus. The risks described below are not the only ones facing Commerce Bancorp. Additional risks not necessarily known to Commerce Bancorp or that Commerce Bancorp currently deems immaterial may also impair Commerce Bancorp’s business operations.

Commerce Bancorp plans to continue to grow rapidly and there are risks associated with rapid growth.

Commerce Bancorp intends to continue to rapidly expand its business and operations to increase its deposits and loans. In particular, Commerce Bancorp intends to expand its banking franchise through continued store expansion and selective acquisitions.

Continued growth may present operating and other problems that could adversely affect Commerce Bancorp’s business, financial condition and results of operations. Commerce Bancorp’s growth may place a strain on its administrative, operational, personnel and financial resources and increase demands on its systems and controls. Commerce Bancorp anticipates that its business growth may require continued enhancements to and expansion of its operating and financial systems and controls and may strain or significantly challenge them. Commerce Bancorp’s inability to continue to upgrade or maintain effective operating and financial control systems and to recruit and hire necessary personnel or to successfully integrate new personnel into Commerce Bancorp’s operations could adversely impact its financial condition, results of operations and cash flows. Additionally, Commerce Bancorp cannot assure you that its existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

Commerce Bancorp’s ability to manage growth successfully will depend on its ability to attract qualified personnel and maintain cost controls and asset quality while attracting additional loans and deposits on favorable terms, as well as on factors beyond Commerce Bancorp’s control, such as economic conditions and interest rate trends. If Commerce Bancorp grows too quickly and is not able to attract qualified personnel, control costs and maintain asset quality, this continued rapid growth could materially adversely affect Commerce Bancorp’s financial performance.

If Commerce Bancorp does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

Commerce Bancorp’s ability to maintain its history of strong financial performance and return on investment to shareholders may depend in part on its ability to expand its scope of available financial services as needed to meet the needs and demands of its customers. Commerce Bancorp’s business model focuses on using superior customer service to provide traditional banking services to a growing customer base. However, Commerce Bancorp operates in an increasingly competitive environment in which its competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that Commerce Bancorp has not been able or allowed to offer to its customers in the past. This increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. Commerce Bancorp cannot assure you that it will be able to continue to compete successfully in this environment without expanding the scope of financial services Commerce Bancorp provides, or that if Commerce Bancorp needs to expand the scope of services that it provides, that it will be able to do so successfully.

Commerce Bancorp’s future success depends on its ability to compete effectively in a highly competitive market and geographic area.

Commerce Bancorp faces substantial competition in all phases of its operations from a variety of different competitors. Commerce Bancorp encounters competition from commercial banks, savings and loan associations, mutual savings banks and other financial institutions. Commerce Bancorp’s competitors, including credit unions, consumer finance companies, factors, insurance companies and money market mutual funds, compete with lending and deposit-gathering services offered by Commerce Bancorp. There is very strong competition for financial services in the Pennsylvania, New Jersey, Delaware, New York, Virginia and District of Columbia areas in which Commerce Bancorp currently conducts its businesses. This geographic area includes offices of many of the largest financial institutions in the world. Many of those competing institutions have much greater financial and marketing resources than Commerce Bancorp has. Due to their size, many competitors can achieve larger economies of scale and as a result may offer a broader range of products and services than Commerce Bancorp. If Commerce Bancorp is unable to offer competitive products and services, its earnings may be negatively affected. Some of the financial services organizations with which Commerce Bancorp competes are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured financial institutions. As a result, these nonbank competitors have certain advantages over Commerce Bancorp in accessing funding and in providing various services. The banking business in Commerce Bancorp’s current primary market area is very competitive, and the level of competition facing Commerce Bancorp may increase further, which may limit Commerce Bancorp’s asset growth and profitability.

Economic conditions either nationally or locally in areas in which Commerce Bancorp’s operations are concentrated may be less favorable than expected.

Deterioration in local, regional, national or global economic conditions could result in, among other things, an increase in loan delinquencies, a decrease in property values, a change in housing turnover rate or a reduction in the level of bank deposits. Particularly, a weakening of the real estate or employment market in Commerce Bancorp’s primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on Commerce Bancorp’s profitability. Substantially all of Commerce Bancorp’s real estate loans are collateralized by properties located in these market areas, and substantially all of Commerce Bancorp’s loans are made to borrowers who live in and conduct business in these market areas. Any material economic deterioration in these market areas could have an adverse impact on Commerce Bancorp’s profitability.

Changes in interest rates could reduce Commerce Bancorp’s income and cash flows.

Commerce Bancorp’s income and cash flows and the value of its assets and liabilities depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Commerce Bancorp’s control, including general economic conditions and policies of various governmental and regulatory agencies, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, will influence the origination of loans and investment securities and the amounts paid on deposits. If the rate of interest Commerce Bancorp pays on its deposits and other borrowings increases more than the rate of interest Commerce Bancorp earns on its loans and other investments, Commerce Bancorp’s net interest income, and therefore its earnings, could be adversely affected. Commerce Bancorp’s earnings could also be adversely affected if the rates on its loans and other investments fall more quickly than those on its deposits and other borrowings.

Commerce Bancorp operates in a highly regulated environment; changes in laws and regulations and accounting principles may adversely affect Commerce Bancorp.

Commerce Bancorp is subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of its operations. These laws may change from time to time and are primarily intended for the protection of customers, depositors, and the deposit insurance funds. The impact of any changes to these laws may negatively impact Commerce Bancorp’s ability to expand its services and to increase the value of its business. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection, civil rights and other laws, including the Gramm-Leach-Blilely Act, the Bank Secrecy Act, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act and the Real Estate Settlement Procedures Act. These laws also permit private individual and class action lawsuits and provide for the recovery of attorneys fees in certain instances. Any changes to these laws or any applicable accounting principles may negatively impact Commerce Bancorp’s results of operations and financial condition. While Commerce Bancorp cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on it, these changes could be materially adverse to Commerce Bancorp’s investors and shareholders.

Commerce Bancorp is required to maintain an allowance for loan losses. These reserves are based on management’s judgment and may have to be adjusted in the future. Any adjustment to the allowance for loan losses, whether due to regulatory changes, economic conditions or other factors, may affect Commerce Bancorp’s financial condition and earnings.

Commerce Bancorp maintains an allowance for loan losses. The allowance for loan losses is maintained at a level believed adequate by management to absorb losses inherent in the loan portfolio. In conjunction with an internal loan review function that operates independently of the lending function, management monitors the loan portfolio to identify risks on a timely basis so that an appropriate allowance can be maintained. Based on an evaluation of the loan portfolio, Commerce Bancorp’s management presents a quarterly review of the loan loss reserve to the Commerce Bancorp board of directors, indicating any changes in the reserve since the last review and any recommendations as to adjustments in the reserve. In making its evaluation, in addition to the factors discussed below, Commerce Bancorp’s management considers the results of recent regulatory examinations, which typically include a review of the allowance for loan losses as an integral part of the examination process.

In establishing the allowance, Commerce Bancorp’s management evaluates individual large classified loans and nonaccrual loans, and determines an aggregate reserve for those loans based on that review. An allowance for the remainder of the loan portfolio is also determined based on historical loss experience within the components of the portfolio. These allocations may be modified if current conditions indicate that loan losses may differ from historical experience, based on economic factors and changes in portfolio mix and volume.

In addition, a portion of the allowance is established for losses inherent in the loan portfolio which have not been identified by the more quantitative processes described above. This determination inherently involves a higher degree of subjectivity, and considers risk factors that may not have yet manifested themselves in Commerce Bancorp’s historical loss experience. Those factors include changes in levels and trends of charge-offs, delinquencies, and nonaccrual loans, trends in volume and terms of loans, changes in underwriting standards and practices, portfolio mix, tenure of loan officers and management, entrance into new geographic markets, changes in credit concentrations, and national and local economic trends and conditions. While the allowance for loan losses is maintained at a level believed to be adequate by Commerce Bancorp’s management for estimated losses in the loan portfolio, determination of the allowance is inherently subjective, as it requires estimates, all of which may be susceptible to significant change. Changes in these estimates may impact the provisions charged to expense in future periods. Federal regulatory authorities, as an integral part of their examination process, review Commerce Bancorp’s loans and allowance for loan losses. Commerce Bancorp cannot assure you that it will not increase the allowance for loan losses or the regulators will not require Commerce Bancorp to increase this allowance. Either of these occurrences could negatively impact Commerce Bancorp’s results of operations.

If Commerce Bancorp fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in Commerce Bancorp’s financial reporting, which could harm its business and the trading price of Commerce Bancorp’s common stock.

If Commerce Bancorp fails to maintain an effective system of internal controls, fails to correct any issues in the design or operating effectiveness of internal controls over financial reporting or fails to prevent fraud, current and potential shareholders could lose confidence in Commerce Bancorp’s financial reporting, which could harm its business and the trading price of Commerce Bancorp’s common stock.

It may be difficult for a third party to acquire Commerce Bancorp and this could depress Commerce Bancorp’s stock price.

Under Commerce Bancorp’s restated certificate of incorporation, Commerce Bancorp has authorized 10,000,000 shares of preferred stock, which the board of directors may issue with terms, rights, preferences and designations as the board of directors may determine and without any vote of the shareholders, unless otherwise required by law. Issuing the preferred stock, depending upon the rights, preferences and designations set by the board of directors, may delay, deter, or prevent a change in control of Commerce Bancorp. In addition, “anti-takeover” provisions of Commerce Bancorp’s restated certificate of incorporation, federal and state banking laws, and New Jersey law may restrict the ability of the shareholders to approve a merger or business combination or obtain control of Commerce Bancorp. This may tend to make it more difficult for shareholders to replace existing management or may prevent shareholders from receiving a premium for their shares of Commerce Bancorp common stock.

Commerce Bancorp common stock is not insured by any governmental agency and, therefore, investment in them involves risk.

The securities of Commerce Bancorp are not deposit accounts or other obligation of any bank, and are not insured by the FDIC, or any other governmental agency, and are subject to investment risk, including the possible loss of principal.

Terrorist attacks and threats or actual war may impact all aspects of our operations, revenues, costs and stock price in unpredictable ways.

Recent terrorist attacks in the United States and abroad, as well as future events occurring in response or in connection to them, including, without limitation, future terrorist attacks against United

 States targets, rumors or threats of war, actual conflicts involving the United States or its allies or military or trade disruptions, may impact Commerce Bancorp’s operations. Any of these events could cause consumer confidence and savings to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Any of these occurrences could have an adverse impact on Commerce Bancorp’s operating results, revenues and costs and may result in the volatility of the market price for Commerce Bancorp’s common stock and on the future price of Commerce Bancorp’s common stock.

The Plan

The original Dividend Reinvestment and Stock Purchase Plan was adopted by the board of directors of Commerce Bancorp in April 1992, became effective in November 1992 and has been subsequently amended by the board of directors of Commerce Bancorp. Shareholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual matter. The Plan, which is comprised of a series of questions and answers, is set forth below.

Purpose

1.	What are the purposes of the Plan?

The primary purposes of the Plan are to provide holders of record of shares of Commerce Bancorp common stock and other classes of equity securities of Commerce Bancorp outstanding from time to time, or both, collectively referred to as the “Company Stock”, with the opportunity to have cash dividends on all or any part of their shares of Company Stock automatically reinvested in additional shares of common stock and with a convenient and simple method of investing voluntary cash payments in additional shares of common stock, in each case without payment of any service charges or trading fees and at a discount from the Market Price (as defined in Question 11). These additional shares of common stock may be newly issued or treasury shares purchased directly from Commerce Bancorp or may be shares purchased in the open market.

When newly issued or treasury shares are purchased from Commerce Bancorp, Commerce Bancorp will receive new equity capital funds available for general corporate purposes.

The Plan is intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the composite trading volume of Commerce Bancorp’s common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of common stock acquired through the reinvestment of dividends and voluntary cash payments under the Plan. Such transactions may cause fluctuations in the trading volume of the common stock. Commerce Bancorp reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Options Available to Participants

2.	What options are available to enrolled participants?

Dividend Reinvestment Program. Holders of the Company Stock who wish to participate in the Plan, whether record owners or beneficial owners, each a “Participant” (see also Question 5 regarding who is eligible to participate), may elect to have all or a portion of their cash dividends paid on their shares of the Company’s Stock automatically reinvested in additional shares of common stock through the dividend reinvestment program. Cash dividends are paid on the Company Stock when and as declared by Commerce Bancorp’s board of directors, generally on a quarterly basis. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no limitation on the amount of dividends a Participant may reinvest under the dividend reinvestment program of the Plan.

Stock Purchase Program. Each month, Participants may also elect to invest optional cash payments in shares of common stock, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000. This $10,000 maximum monthly purchase is subject to upward or downward adjustment. Participants may make optional cash payments each month even if no dividend has been declared. Participants are not required to enroll any shares of common stock purchased through the stock purchase program into the dividend reinvestment program, but may designate all or a portion of such shares for such participation on the enclosed authorization card, if desired.

Advantages and Disadvantages

3.	What are the advantages and disadvantages of the Plan?

Advantages

(a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Company Stock in additional shares of common stock without payment of any trading fee or service charge and at a 3% discount from the Market Price (as defined in Question 11 and subject to change).

(b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to a minimum and maximum amount, for the purchase of shares of common stock at a 3% discount from the Market Price (subject to change) and without payment of any trading fee or service charge. The Participant may designate all, a portion or none of such Plan shares to be enrolled in the dividend reinvestment program.

(c) All cash dividends paid on Participants’ Plan shares enrolled in the dividend reinvestment program can be fully invested in additional shares of common stock because the Plan permits fractional shares to be credited to plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to plan accounts.

(d) The Plan Administrator provides for the safekeeping of stock certificates for shares credited to each plan account. For your convenience, shares purchased under the Plan will be maintained at no charge by the Plan Administrator in your name in non-certificated form. You may, however, request a stock certificate from the Plan Administrator at any time free of charge.

(e) A Participant may also elect to deposit with the Plan Administrator certificates of the shareholder’s other shares of Company Stock registered in his or her name for safekeeping without charge. If you wish to use this service, you should complete the appropriate section on the enclosed Authorization Card and return it to the Plan Administrator together with the certificate(s). Because the Participant bears the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified below:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016-0664

If certificates are later issued either upon request of the Participant or upon termination of participation in the Plan, new, differently numbered certificates will be issued.

(f) Periodic statements reflecting all current activity, including Plan share purchases and the most recent plan account balance, simplify Participants’ record keeping. See Question 22 for information concerning reports to Participants.

Disadvantages

(a) No interest will be paid by Commerce Bancorp or the Plan Administrator on cash dividends or optional cash payments held pending reinvestment or investment. See Question 17. In addition, optional cash payments of less than $100 and that portion of any optional cash payments which exceed the maximum monthly purchase limit of $10,000, are subject to return to the Participant without interest. This $10,000 maximum monthly payment amount is subject to change, see Question 2.

(b) With respect to shares acquired from Commerce Bancorp, the actual number of shares to be issued to the Participant or the Participant’s plan account will not be determined until after the end of the relevant Pricing Period (as defined in Question 11). Therefore, during the Pricing Period, Participants will not know the actual price per share or the number of shares they have purchased.

(c) With respect to shares acquired from Commerce Bancorp, while the Plan currently provides for a 3% discount from the Market Price (subject to change) during the Pricing Period, the Market Price, as so discounted, may exceed the price at which shares of the common stock are trading on the Investment Date (as defined in Question 13) when the shares are issued or thereafter. The trading price on the Investment Date generally governs the amount of taxable income to shareholders. See Question 34.

(d) Because optional cash payments must be received by the Plan Administrator by the Optional Cash Payment Due Date (as defined in Question 13), such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. See Questions 13 and 14 through 18.

(e) Sales of shares of common stock credited to a Participant’s plan account will involve a $15.00 fee per transaction to be deducted from the proceeds of the sale by the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), plus any trading fee and any applicable stock transfer taxes on the sales. See Questions 19 and 20.

Administration

4.	Who administers the Plan?

Registrar and Transfer Company (the “Plan Administrator”), a registered transfer agent, administers the Plan.

You can obtain information about the Plan, on-line at:

www.rtco.com

You can contact shareholder customer service toll-free within the United States and Canada at:

1-800-368-5948

Customer service representatives are available from 8:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

You may write to the Plan Administrator at the following address:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016-0664

Please include a reference to Commerce Bancorp, Inc. in all correspondence.

Participation

5.	Who is eligible to participate?

All registered shareholders are eligible for participation in the Plan.

If your shares of Company Stock are registered in a name other than your own (e.g., in the name of a broker, bank or nominee) and you want to participate, you must either make appropriate arrangements for your broker, bank or nominee to become a Participant or you must become a shareholder of record by having a part or all of your shares transferred to your own name. To have shares of which you are the beneficial owner re-registered in your name, you must request your broker, bank or nominee to send you a certificate representing such shares.

If you are already a Participant in the Plan, you need not do anything further; your participation will continue until terminated. (See Question 28).

6.	How does an eligible shareholder participate?

An eligible holder of shares of Company Stock may enroll in the Plan by signing an authorization card and returning it to the Plan Administrator:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016-0664

An authorization card and a return envelope are enclosed. Additional authorization cards may be obtained at any time by contacting the Plan Administrator at the above address or by telephoning the Plan Administrator at (800) 368-5948.

7.	When may a shareholder join the Plan?

An eligible shareholder may join the Plan at any time.

If an authorization card specifying reinvestment of dividends is received by the Plan Administrator prior to the record date established for a particular cash dividend, reinvestment will commence with that cash dividend. With respect to its common stock, Commerce Bancorp expects that dividend record dates will normally fall on or about the beginning part of January, April, July and October, and that dividend payment dates will normally fall on or about 21 days after the record dates.

If the authorization card is received after the record date established for a particular cash dividend, then the reinvestment of dividends will not begin until the cash dividend payment date following the next record date. (See Questions 14 -18 for information concerning the investment of voluntary cash payments). Additionally, for Participants wishing to make optional cash payments to purchase shares under the stock purchase program, full payment must be received by the Plan Administrator by the Optional Cash Due Date. (See Questions 13 and 14).

8.	What does the authorization card provide?

The authorization cards provide for the purchase of additional shares of common stock through the following investment options:

(a) Full Dividend Reinvestment directs the investment in accordance with the Plan of all of your cash dividends on all of the shares of Company Stock then or subsequently registered in your name and also permits you to make voluntary cash payments for the purchase of additional shares in accordance with the Plan.

(b) Partial Dividend Reinvestment directs the Plan Administrator to remit to you by check or automatic deposit to a bank account that you designate the cash dividends on that number of shares of Company Stock registered in your name which are designated in the appropriate space on the Authorization Card and reinvest cash dividends on all other shares of Company Stock now or hereafter held for you by the Plan Administrator, and also permits you to make voluntary cash payments for the purchase of additional shares in accordance with the Plan.

You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit to a bank account that you designate.

You may select either of the above investment options for your Company Stock. An eligible shareholder may not elect to make only voluntary cash payments under the Plan. Participation in the Plan is limited to shareholders who direct the Plan Administrator to reinvest dividends on shares of Company Stock held of record by them to the purchase of additional shares of common stock. Once so enrolled, a shareholder may elect to make voluntary cash payments.

Any Participant who returns a properly executed authorization card to the Plan Administrator without electing a dividend reinvestment option will be enrolled as having selected the Full Dividend Reinvestment Option.

Common stock purchased with reinvested dividends or voluntary cash payments (and shares of Company Stock deposited with the Plan Administrator) will be held by the Plan Administrator in your name for your account. The cash dividends on all of the shares of common stock credited to plan accounts (whether the related share certificates are held by the Plan Administrator or by the Participant) will be reinvested in accordance with the Plan. You may elect to receive cash dividends on shares of common stock credited to your plan account by submitting to the Plan Administrator an authorization card which either elects the Partial Dividend Reinvestment option or modifies your then current Partial Dividend Reinvestment Option with respect to Company Stock.

9.	How may a Participant change options under the Plan?

As a Participant, you may change investment options or modify the number of shares of Company Stock designated under the Partial Dividend Reinvestment option at any time by notifying the Plan Administrator in writing. Any such change will become effective as of the cash dividend record date following the date the authorization card is received by the Plan Administrator.

Purchases Under the Plan

10.	How are shares acquired under the Plan?

A total of 15,332,450 shares of common stock are being offered pursuant to this prospectus. The Plan Administrator uses cash dividends and voluntary cash payments to acquire shares of common stock directly from Commerce Bancorp for the account of Participants. If Commerce Bancorp deems it advisable for shares to be acquired in the open market (rather than directly from Commerce Bancorp) or if newly issued or treasury shares are not available, the Plan Administrator, as agent for the Participants, will arrange for the purchase of shares in the open market with cash dividends and voluntary cash payments. Purchases of shares in the open market will be effected through brokerage transactions and may be made in the over-the-counter market or in negotiated transactions, which transactions may include situations in which the broker is selling as a principal or an agent. To the extent the Plan makes purchases from brokerage firms as principals, the purchase price of shares may include a retail mark-up. If the shares are traded on a securities exchange, they may be purchased on such exchange. Commerce Bancorp’s common stock currently is traded on the NYSE. Shares will be acquired in the open market with cash dividends and voluntary cash payments at such times as are described in Question 13.

Neither Commerce Bancorp nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

In the event that the number of shares purchased for the account of any Participant in the Plan is not a whole number of shares, the Participant’s plan account will be credited with the full number of shares and/or fractional shares computed to four decimal places.

11.	At what price will shares be purchased under the Plan with reinvested dividends?

Shares of common stock purchased through the Plan directly from Commerce Bancorp, whether issued by Commerce Bancorp out of legally authorized but unissued shares of common stock or out of treasury shares, will be purchased at a discount of 3% from the average of the high and low sale prices of the common stock as reported on the NYSE on the trading day immediately preceding the particular Investment Date (as defined in Question 13) or the closest preceding date if there are no high and low sale prices available on that date, referred to as the Pricing Period. If there are no high and low sale prices available for the common stock for the ten trading days preceding the applicable Investment Date, then Commerce Bancorp’s board of directors shall make the determination of the purchase price on the basis of such information as it considers best reflects current market value.

The purchase price for shares of common stock purchased through the Plan in the open market shall be at a discount of 3% from the weighted average purchase price of all shares purchased for the Plan in the open market on the relevant Investment Date. In making purchases for the Participant’s account in the open market, the Plan Administrator may commingle the Participant’s funds with those of other shareholders of Commerce Bancorp participating in the Plan.

The average price described above is referred to herein as “Market Price” and the purchase price, as discounted from the Market Price, is referred to herein as the “Discounted Purchase Price.” The discount is subject to change from time to time (but will not vary from the range of 0% to 3%) and is also subject to discontinuance at Commerce Bancorp’s discretion after a review of current market conditions, the level of participation in the Plan and Commerce Bancorp’s current and projected capital needs.

Commerce Bancorp will provide Participants with written notice of a change in the applicable discount at least 30 days prior to the relevant record date or via an appropriate press release for the relevant Optional Cash Payment Due Date.

12.	At what price will shares be purchased under the Plan with voluntary cash payments?

Shares purchased under the Plan with voluntary cash payments will be acquired by Participants at a price determined as described in Question 11.

13.	When will the Plan purchase shares of common stock?

Except as otherwise provided in this Plan, dates on which shares are purchased with reinvested dividends or with voluntary cash payments are referred to in this Plan as “Investment Dates.”

The Investment Date with respect to the common stock acquired pursuant to dividend reinvestments will be (i) the quarterly dividend payment date declared by the board of directors, if acquired directly from Commerce Bancorp, or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date.

Purchases of common stock directly from Commerce Bancorp with voluntary cash payments will occur every month on the related Investment Date. The Optional Cash Payment Due Date is at least one business day prior to the commencement of the related Investment Date and the Investment Date is on or about the 20th day of each month. Checks or other drafts must clear prior to the Investment Date on which the investment is to be made. Please allow sufficient time for your check to clear.

Purchases of common stock in the open market may occur over one or more trading days and will commence on the same days as specified above for purchases made directly from Commerce Bancorp. For a number of reasons including observance of the Rules and Regulations of the SEC requiring temporary curtailment or suspension of purchases, it is possible that the whole amount of funds available in a Participant’s account for the purchase of shares of Commerce Bancorp might not be applied to the purchase of such shares on or before the next ensuing Investment Date. Neither Commerce Bancorp nor the Plan Administrator shall be liable to any shareholder when such conditions prevent the purchase of shares or interfere with the timing of such purchases.

Voluntary Cash Payments

14.	How does a Participant make voluntary cash payments?

Eligible shareholders enrolling in the Plan may make voluntary cash payments by authorizing an individual automatic deduction from their bank account or by mailing a personal check drawn from a U.S. Bank in U.S. currency with an executed authorization card to the Plan Administrator at the address set forth in Question 6. If you choose to submit a personal check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. All personal checks must be payable to “Registrar and Transfer Company.” Do not send cash. Voluntary cash payments must be received before the particular Investment Date, and checks or other drafts must clear prior to such Investment Date, for a voluntary cash payment to be invested on such Investment Date. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account by completing the Automatic Monthly Contribution section on the enclosed authorization card and returning it to the Plan Administrator.

Shares purchased with voluntary cash payments will be held by the Plan Administrator and credited to a Participant’s plan account. Thereafter, dividends on such shares automatically will be fully reinvested in additional shares unless such shares are withdrawn from the Plan (see Question 28).

15.	What are the limitations on the amount of voluntary cash payments?

Voluntary cash payments may not be less than $100 per payment nor may they total more than $10,000 per monthly investment period. This $10,000 maximum monthly purchase amount is subject to change, see Question 2. Purchases will be made on or about the 20th day of each month.

The same amount of money need not be sent each time and there is no obligation to make a voluntary cash payment.

16.	May a participant elect to make only voluntary cash payments under the Plan?

No. Participants who do not otherwise elect to apply all or a portion of dividends on Company Stock held of record by them to the purchase of additional shares of common stock under the Plan may not elect to participate in the Plan by making only voluntary cash payments under the Plan.

17.	When are voluntary cash payments invested?

Voluntary cash payments will be invested at the times described in Question 13. No interest will be paid by Commerce Bancorp or the Plan Administrator on cash dividends or voluntary cash payments held by the Plan Administrator prior to the date of investment. For that reason, Commerce Bancorp recommends that shareholders mail their voluntary cash payments so that they are received by the Plan Administrator prior to, but as close as possible to, three business days prior to an Investment Date.

18.	Under what circumstances will voluntary cash payments be returned?

Participants may obtain refunds of voluntary cash payments provided that a written request for refund is received by the Plan Administrator on or before not less than two business days prior to the Investment Date for such voluntary cash payment. Once the check in payment of the voluntary cash payment has cleared, the Plan Administrator will promptly honor any timely request for a refund.

In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

Costs

19.	Are there any expenses to Participants in connection with the Plan?

Participants incur no service charges or trading fees for purchases made under the Plan. All costs of administration of the Plan are paid by Commerce Bancorp. Participants may elect to send the certificates for their other shares of Company Stock to the Plan Administrator for safekeeping, and there is no fee for this service. However, Participants who request that the Plan Administrator sell all or any portion of their shares must pay a nominal fee per transaction to the Plan Administrator, any related trading fees and applicable stock transfer taxes.

20.	What fees will a Plan Participant be responsible for?

Dividend Reinvestment	No Charge
Optional Purchases	No Charge
Sales Fee*	$15.00
Fee for Returned Checks	$50.00
Duplicate Statements
Current Year	No Charge
Prior Years	$20.00
* Plus any applicable trading fee

The Plan Administrator will deduct the applicable fees from proceeds due from a sale.

Administration

21.	What are the functions of the Plan Administrator?

Registrar and Transfer Company administers the Plan by automatically reinvesting dividends and investing voluntary cash payments of Participants in additional shares of common stock in accordance with the investment option selected by Participants. Additionally, the Plan Administrator keeps records, sends statements of account to Participants and performs other administrative duties relating to the Plan.

Participants’ Accounts and Reports

22.	What kind of accounts are maintained for Participants and what reports on those accounts do they receive?

The Plan Administrator maintains a separate account for each Participant. All shares purchased for a Participant under the Plan will be credited to the Participant’s account. The Plan Administrator will mail to each Participant a statement of account confirming purchases of shares as soon as practicable after purchases are made for a Participant’s plan account. Statements of account should be retained for income tax purposes.

In addition, each Participant will receive copies of Commerce Bancorp’s annual and quarterly reports to shareholders, proxy statements and dividend income information for tax purposes.

Dividends

23.	Will Participants be credited with dividends on shares credited to their accounts under the Plan?

Yes. The Plan Administrator, as agent, will receive dividends for all shares of Company Stock credited to each Participant’s plan account on the cash dividend record date. These cash dividends will be credited to each Participant’s account on the basis of full and fractional shares held in each account (each Participant’s cash dividend will equal the number of whole and fractional shares in his or her account times the cash dividend rate paid) and will automatically be reinvested in additional shares of common stock, computed to four decimal places, in accordance with the option selected by the Participant.

In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Plan Administrator will remit the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

Certificates for Shares

24.	Will certificates be issued for shares purchased under the Plan?

No. Shares purchased under the Plan will be maintained by the Plan Administrator in your name in non-certificated form. This service protects against loss, theft or destruction of the share certificates representing Plan shares. Certificates for shares purchased under the Plan will not be issued to a Participant unless a Participant requests certificates for a specified number of whole shares credited to a Participant’s plan account. No certificate for a fractional share will be issued.

A Participant’s request to the Plan Administrator for share certificates to be issued in the Participant’s name will not be treated as a withdrawal of such shares from participation in the Plan account unless the request is made in conjunction with a Participant’s termination of participation in the Plan and/or change in the number of shares to be reinvested (see Question 28). In the absence of an accompanying authorization card changing the number of shares to be reinvested or a Participant’s termination of participation in the Plan, the dividends on such shares will continue to be paid to and reinvested by the Plan Administrator (See Questions 8, 25 and 28).

25.	In whose name will certificates be registered when issued?

Accounts under the Plan are maintained in the names in which share certificates of the Participants are registered at the time the Participants enroll in the Plan. Certificates for whole shares, when issued at the request of Participants, will be registered in the same names. However, even after the Plan Administrator has issued certificates to a Participant for some or all of the whole shares held in his or her plan account, cash dividends on all shares credited to a Participant’s plan account will continue to be reinvested in additional common stock pursuant to the Plan. (See Questions 8, 23 and 24).

If a Participant has some or all of his or her shares held re-registered in another name (because of a sale or gift of these shares, for example), dividends on the re-registered shares will not continue to be reinvested in additional common stock under the Plan. Dividends on the re-registered shares will be reinvested in additional common stock under the Plan only if the new record owner elects to become a Participant.

See Question 30 for information concerning the effect on a Participant’s plan account if the Participant sells or transfers common stock certificates registered in his or her name.

Shares credited to the account of a Participant may not be pledged or assigned and any such purported pledge or assignment is void. A Participant who wishes to pledge or assign such shares must first request that the Plan Administrator issue certificates for such shares.

26.	May a Participant deposit Company shares in his or her account?

You may deposit certificates representing your shares of Company Stock with the Plan Administrator for safekeeping at no charge. Shareholders are encouraged but not required to deposit their Company Stock share certificates with the Plan Administrator upon their election to participate in the Plan. Such certificates must be accompanied by a written request that the shares be added to your plan account. All shares of Company Stock held in your plan account will have the cash dividends received thereon reinvested in additional shares of common stock as provided in the Plan. (See Questions 8 and 23).

27.	How may share certificates or other documents be sent to the Plan Administrator?

The method of delivery of share certificates and other documents is at the election and risk of the Participant. If such delivery is by mail, registered mail with return receipt requested and properly insured is recommended. Certificates should be mailed to:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016-0664

Termination of Participation in the Plan or Withdrawal of Shares

28.	How does a Participant terminate participation in the Plan or withdraw shares from the Plan?

You may terminate your participation in the Plan at any time by notifying the Plan Administrator at least one business day before the next dividend record date. In the event notice of termination is not received by the Plan Administrator by such time, shares will be purchased for the Participant with the related cash dividend and participation in the Plan will not terminate until after such dividend has been reinvested. You can notify the Plan Administrator in writing.

Because the legal requirements for proper notice of the death of the holder of a plan account which is registered solely to that holder vary greatly depending on the state of residence of the Participant and form of registration of the Participant’s plan account, the Plan Administrator should be contacted at the address or phone number set forth in the response to Question 6 in the event of such death.

Upon termination by reason of notice of a Participant’s death or adjudicated incompetency, the Participant’s shares held by the Plan Administrator and any cash dividends thereafter received by the Plan Administrator will be retained by the Plan Administrator until such time as such Participant’s legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative’s right to receive the share certificate and/or payment. No interest will be paid by either Commerce Bancorp or the Plan Administrator on any dividends retained by the Plan Administrator during any such period of time.

A Participant may withdraw a portion of the shares of Company Stock credited to his or her account from participation in the Plan by giving notice to that effect to the Plan Administrator and specifying in the notice the number of whole shares to be withdrawn from participation in the Plan. This notice should be accompanied by a new authorization card designating the Partial Dividend Reinvestment option and showing the number of shares registered in your name with respect to which you desire to have cash dividends reinvested in accordance with the Plan. No fractional shares may be withdrawn except upon termination of participation in the Plan. The Plan Administrator will send to the Participant a statement of account and a certificate representing the withdrawn shares.

29.	What will Participants receive when they terminate participation in the Plan?

Upon electing to terminate participation in the Plan, the Plan Administrator will send to the Participant a certificate representing the whole shares of common stock held by the Plan Administrator in the Participant’s plan account and a check for the cash equivalent of any fractional share of common stock less applicable sales fees.

The cash to be paid in lieu of a fractional share will be based on the current market price of the common stock on the Investment Date, which for purposes of this sentence is the day that the account is terminated by the Plan Administrator.

Whenever a Participant does not own at least one share directly, the Plan Administrator may, if instructed by Commerce Bancorp, terminate the Plan Account, sell the fractional share and send the Participant the sale proceeds, less related sales fees, if any.

Other Information

30.	What happens when a Participant sells or transfers some (but not all) of the shares registered in his or her name?

(a) Full Dividend Reinvestment.

If you are reinvesting the cash dividends on all of the shares registered in your name, and you dispose of a portion of these shares, the Plan Administrator will continue to reinvest the dividends on the remainder of the shares registered in your name.

(b) Partial Dividend Reinvestment.

If you have directed the Plan Administrator to pay cash dividends to you on some of your shares and to reinvest dividends on the remainder of your shares, and you dispose of a portion of your shares, you should provide new written instructions to the Plan Administrator on how to handle your account. If the Plan Administrator does not receive new instructions, it may, in its discretion, either (i) pay cash dividends on all of your shares or (ii) continue to reinvest dividends on the number of shares, if any, you own in which you have requested to have the dividends reinvested.

31.	What happens if Commerce Bancorp pays a dividend in stock or splits its shares?

Any shares of Commerce Bancorp’s common stock issued in connection with a stock split or dividend distributed by Commerce Bancorp with respect to shares credited to your plan account will be added to your account.

As soon as practicable after the payment of a stock dividend or stock split, a statement will be sent to each Participant which will indicate the number of shares of common stock credited to each Participant’s plan account as a result of the stock dividend or stock split. A Participant may receive a certificate for such shares (other than fractional shares) at any time by sending a written request to:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016-0664

32.
If Commerce Bancorp has a common stock rights offering or otherwise makes securities available to its shareholders, how will the rights offering with respect to shares held in plan accounts be handled?

Warrants or other written instruments representing the rights offered with respect to the whole shares of common stock credited to the plan account of a Participant will be mailed directly to the

Participant in the same manner as the warrants or other written instruments are mailed to shareholders of record who do not participate in the Plan.

33.	How will a Participant’s shares be voted at meetings of holders of shares?

Each Participant will receive a single proxy card covering the total number of shares held by the Participant in certificate form plus the total number of full shares credited to the Participant’s plan account. If a properly signed proxy card is returned to the Company and not revoked prior to the time of voting, the Participant’s shares will be voted as directed on the proxy card. If a proxy card is returned properly signed, but without indicating instructions as to the manner shares are to be voted with respect to any item thereon, the shares covered will be voted in accordance with the recommendations of Commerce Bancorp’s management. If the proxy card is not returned, or if it is returned unexecuted or improperly executed, the shares covered will not be voted unless the Participant or the Participant’s duly appointed representative votes in person at the meeting.

Federal Income Tax Consequences

34.	What are the federal income tax consequences of participation in the Plan?

The following summary is based upon federal income tax law as of the date of this prospectus. It is important for each Participant to consult their own tax advisor to determine their particular tax consequences, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The discussion does not deal with particular types of Participants that are subject to special tax treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker dealers; nor does it deal with Participants who are not United States persons. The discussion assumes that all distributions under the Plan will be from Commerce Bancorp’s earnings and profits.

A Participant in the Plan will generally be treated for federal income tax purposes as having received, on each dividend payment date, a dividend in an amount equal to the fair market value on such dividend payment date of the shares acquired with reinvested dividends. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to the mean of the highest and lowest quoted selling price, or if such information is not available, the mean of the bid and the asked price, for shares on the dividend payment date; the Discounted Purchase Price is not taken into account in determining this fair market value. A corporate shareholder participating in the Plan may be entitled to deduct a portion of that amount deemed received as a dividend.

The tax basis of shares acquired with reinvested dividends will equal the fair market value on the dividend payment date of such shares. A Participant’s holding period for shares (including fractional shares) acquired under the dividend reinvestment feature of the Plan will begin on the day after the shares are acquired. Consequently, shares of Commerce Bancorp stock acquired in different quarters will have different holding periods.

A Participant will not be treated as having received a dividend upon the purchase of shares at the Discounted Purchase Price with a voluntary cash payment unless the Discounted Purchase Price of the shares is less than the fair market value of the shares on the date on which shares are acquired for the Participant’s account. If the Discounted Purchase Price is less than the fair market value of such shares, a Participant will be treated as having received a dividend equal to the excess of the fair market value of the shares being purchased over their Discounted Purchase Price.

The tax basis of shares purchased with a voluntary cash payment will equal the Participant’s voluntary cash payment plus the excess, if any, of the fair market value of the shares being purchased over their current Discounted Purchase Price. A Participant’s holding period for shares (including fractional shares) acquired under the stock purchase feature of the Plan will begin on the day after the shares are acquired. Consequently, shares of Commerce Bancorp stock acquired in different months will have different holding periods.

The IRS may take the position that any service fee paid by Commerce Bancorp to the Plan Administrator on behalf of Plan Participants is an additional distribution, taxable as dividend income, to such Participants. In the event the IRS asserts this position, those Participants who itemize deductions on their federal income tax returns may be entitled to deduct the amount of the service fee attributable to their account as a miscellaneous itemized deduction, subject to applicable limitations.

A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant’s account, either upon the Participant’s request for certain of those shares or upon withdrawal from or termination of the Plan. A Participant will recognize gain or loss upon sale or exchange of shares acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalents credited to the Participant’s account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalents and the Participant’s tax basis in such shares or share equivalents.

In the case of both foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, and other shareholders who elect to have their dividends reinvested and who are subject to back-up withholding under Section 3406(a)(l) of the Internal Revenue Code of 1986, as amended (the “Code)”, the Plan Administrator will invest in shares of common stock in an amount equal to the dividends of such Participants less the amount of tax required to be withheld. The full amount of the dividends will be recognized as taxable income, without reduction for the amount of tax required to be withheld. The quarterly statements confirming purchases made for such Participants will indicate the net payment reinvested.

Under Section 3406(a)(l) of the Code, Commerce Bancorp is required to withhold for United States income tax purposes 28% of all dividend payments to a shareholder of Commerce Bancorp if (i) the shareholder has failed to furnish to Commerce Bancorp his/her taxpayer identification number (“TIN”), which for an individual is his/her social security number, (ii) the IRS has notified Commerce Bancorp that the TIN furnished by the shareholder is incorrect, (iii) the IRS notifies Commerce Bancorp that back-up withholding should be commenced because the shareholder has failed to report interest or dividends properly, or (iv) the shareholder has failed to certify, under penalties of perjury, that he/she is not subject to back-up withholding. Shareholders have previously been requested by Commerce Bancorp or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

A Participant who is a foreign shareholder will be subject to federal income tax withholding at 30%, or a lower treaty rate, of all dividend payments.

The foregoing discussion is based on the assumption that shares are purchased directly from Commerce Bancorp. If the shares are purchased in the open market, the federal tax consequences would generally be the same. However, the payment of brokerage commissions or trading fees by Commerce Bancorp in connection with the purchase or sale of shares in the open market may be treated as additional dividend income to Participants, in which case the amount of such commissions or trading fees would not be deductible, but would increase the basis of the applicable shares.

Each Participant should consult his or her own tax advisor to determine the particular tax consequences, including state tax consequences (which will vary from state to state), that may result from participation in the Plan and a subsequent disposal of shares acquired pursuant to the Plan.

General

35.	What are the liabilities of the Plan Administrator and Commerce Bancorp under the Plan?

The Plan Administrator (or its nominees) and Commerce Bancorp shall not be liable under the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of any such act or omission to act which occurs prior to the termination of participation and (b) with respect to the prices at which shares are purchased or sold for the Participant’s account and the times such purchases or sales are made.

Participants should recognize that neither Commerce Bancorp nor the Plan Administrator can assure Participants of profits, or protect participants against losses, on shares purchased and/or held under the Plan. The Plan Administrator (or its nominees) and Commerce Bancorp shall have no duties, responsibilities or liabilities except as are expressly set forth in the Plan.

Shareholders are cautioned that this Plan does not represent a change in Commerce Bancorp’s dividend policy or a guarantee of future dividends, which will continue to depend upon Commerce Bancorp’s earnings, financial requirements, governmental regulations and other factors. The Plan Administrator has no responsibility with respect to the preparation and contents of the Plan.

36.	Can Commerce Bancorp terminate the Plan or a Participant’s interest in the Plan?

Commerce Bancorp may terminate the Plan or a Participant’s interest therein upon not less than 10 calendar days prior notice in writing mailed to the Participant. In such event the Plan Administrator will follow the procedures for termination set forth in Question 28.

37.	What happens if the Plan cannot acquire shares?

If Commerce Bancorp determines not to make newly issued or treasury shares available for purchase pursuant to the Plan and in the event that applicable law or the closing of securities markets requires the temporary curtailment or suspension of open market purchases of shares under the Plan, the Plan Administrator is not accountable for the inability of the Plan to acquire shares at such times. If shares are not available for a period longer than 30 calendar days, the Plan Administrator will promptly mail to the participant a check (without any interest earned thereon) payable to the participant’s order in the amount of funds submitted for investment.

38.	When does a Participant obtain rights in shares acquired under the Plan?

A Participant will not acquire rights to dividends or other benefits of stock ownership with respect to shares acquired under the Plan until the date shares are actually purchased for his or her account.

39.	Where should correspondence regarding the Plan be sent?

Any notice, instruction, request or election which by any provision of the Plan is required or permitted to be given or made by the Participant to the Plan Administrator shall be in writing, signed by the Participant and addressed to:

Registrar and Transfer Company
Attn: Dividend Reinvestment Department
P.O. Box 664
Cranford, NJ 07016-0664

or such address as the Plan Administrator shall furnish to the Participant, and such notice, instruction, request or election shall be deemed to have been sufficiently given or made when received by the Plan Administrator.

40.	What is sufficient notice to a Participant?

Any notice or certificate which by any provision of the Plan is required to be given by the Plan Administrator to the Participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited by first class mail, postage prepaid, in a post office letter box, addressed to the Participant at the Participant’s address as it shall last appear on the Plan Administrator’s records.

41.	Can a successor Plan Administrator be named?

Upon not less than 30 calendar days prior written notice to Participants, Commerce Bancorp may terminate the Plan Administrator at any time and may designate a bank or trust company as successor Plan Administrator for all or a part of the Plan Administrator’s functions under the Plan. If Commerce Bancorp does so, references in this Plan to Registrar and Transfer Company shall be deemed to be references to the successor Plan Administrator, unless the context requires otherwise.

Registrar and Transfer Company may resign as Plan Administrator at any time upon not less than 30 calendar days prior written notice to Commerce Bancorp, such resignation to become effective as soon as a successor Plan Administrator is named. Commerce Bancorp will endeavor to name a successor Plan Administrator as soon as practicable.

42.	What law governs the Plan?

The terms and conditions of the Plan and its operation are governed by the substantive laws of the State of New Jersey.

43.	Who bears the risk of fluctuations in the market price of common stock?

A Participant’s investment in common stock held in a Plan Account is no different with regard to market risk than an investment in common stock held in certificate form. A Participant bears the risk of loss (and receives any benefit of gain) occurring by reason of fluctuations in the market price of common stock held in a plan account.

44.	May the Plan be changed or discontinued?

While Commerce Bancorp hopes to continue the Plan indefinitely, Commerce Bancorp reserves the right upon not less than 10 calendar days prior written notice to Participants to suspend or terminate the Plan or any Participant’s plan account (see Question 36) at any time. Commerce Bancorp also reserves the right to interpret and make modifications in the Plan and any such determination will be final. Commerce Bancorp may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of any such suspension, termination or modification will be promptly announced to affected Participants.

45.	Are there any restrictions on the resale of shares acquired under the Plan?

Persons who are not “affiliates” of Commerce Bancorp are free to sell common stock acquired under the Plan at any time.

However, persons who are “affiliates” of Commerce Bancorp, as that term is defined in Rule 405 promulgated by the SEC under the Securities Act may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the Securities Act or pursuant to an effective registration statement. Rule 405 defines an “affiliate” as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Commerce Bancorp. Directors and executive officers of Commerce Bancorp are generally deemed to be “affiliates” of Commerce Bancorp under this definition. Commerce Bancorp has no present intention of filing a registration statement which would permit “affiliates” to reoffer common stock acquired under the Plan.

Use of Proceeds

The number of shares of Commerce Bancorp common stock that will be purchased under the Plan and the prices at which the shares will be sold cannot be determined at this time. The net proceeds from the sale of any shares by Commerce Bancorp, after deducting expenses in connection with the Plan will be added to Commerce Bancorp’s working capital. These proceeds will be used for general corporate purposes, including, without limitation, contributing all or a significant portion of the proceeds to one or more of Commerce Bancorp’s banking subsidiaries. Commerce Bancorp cannot estimate the amount of proceeds which will be devoted to any specific purpose. Pending investment or application of the net proceeds, Commerce Bancorp will invest the net proceeds primarily in short-term liquid investments. Commerce Bancorp will not receive any proceeds from open market purchases of shares by the Plan.

Description of Commerce Bancorp’s Capital Stock

The following is a summary of certain provisions of Commerce Bancorp’s restated certificate of incorporation and is qualified in its entirety by reference to the complete text of Commerce Bancorp’s restated certificate of incorporation.

Authorized Capital

The authorized capital stock of Commerce Bancorp consists of 500,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, without par value.

Under Commerce Bancorp’s restated certificate of incorporation, the Commerce Bancorp board of directors is authorized, without further shareholder action, to provide for the issuance of preferred stock in one or more series, with such designations, number of shares, relative rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the Commerce Bancorp board of directors. As of June 30, 2005, no shares of Commerce Bancorp preferred stock were outstanding.

Common Stock

As of June 30, 2005, there were 163,339,251 shares of Commerce Bancorp common stock outstanding held by approximately 58,000 shareholders of record.

The rights, preferences and privileges of holders of Commerce Bancorp common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Commerce Bancorp may designate and issue in the future.

Voting Rights. Holders of Commerce Bancorp common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of a majority of the shares of Commerce Bancorp common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends. Holders of Commerce Bancorp common stock are entitled to receive ratably dividends, if any, as may be declared by Commerce Bancorp’s board of directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. See “Dividends.”

Liquidation. Upon the liquidation, dissolution or winding up of Commerce Bancorp, the holders of Commerce Bancorp common stock are entitled to receive ratably the net assets of Commerce Bancorp available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Commerce Bancorp preferred stock.

Preemptive Rights. Holders of Commerce Bancorp common stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar. The transfer agent and registrar for Commerce Bancorp common stock is Registrar and Transfer Company.

“Anti-Takeover” Provisions

Commerce Bancorp’s Restated Certificate of Incorporation

Commerce Bancorp’s restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding capital stock of Commerce Bancorp entitled to vote on the following transactions in order to permit the consummation of any of the following transactions:

•	any merger or consolidation of Commerce Bancorp with or into any other corporation; or

•	any sale, lease, exchange or other disposition of all of the assets of Commerce Bancorp to or with any other corporation, person or other entity.

The 80% voting requirement would not, however, apply to any transaction approved by Commerce Bancorp’s board of directors prior to the consummation of the transaction.

Commerce Bancorp’s restated certificate of incorporation also provides for the issuance of up to 10,000,000 shares of Commerce Bancorp preferred stock, the rights, preferences and limitations of which may be determined by the Commerce Bancorp board of directors. Issuance of Commerce Bancorp preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to secure a majority of Commerce Bancorp’s outstanding voting stock. The authority of Commerce Bancorp’s board of directors to issue Commerce Bancorp preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable Commerce Bancorp’s board of directors to prevent a change of control despite a shift in ownership of Commerce Bancorp common stock. In addition, Commerce Bancorp’s board of directors’ authority to issue additional shares of Commerce Bancorp common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

The provisions in Commerce Bancorp’s restated certificate of incorporation relating to the 80% voting requirements and the issuance of Commerce Bancorp preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of deterring existing shareholders from making management changes.

These provisions may enhance the possibility that a potential bidder for control of Commerce Bancorp will be required to act through arms-length negotiation with respect to major transactions, such as a merger, consolidation or purchase of substantially all of the assets of Commerce Bancorp. These provisions may also have the effect of discouraging tender offers or other stock acquisitions, giving management of Commerce Bancorp the power to reject certain transactions which might be desired by the owners of a majority of Commerce Bancorp’s voting securities.

These provisions could also be deemed to benefit incumbent management to the extent they deter offers by persons who would wish to make changes in management or exercise control over management. Commerce Bancorp’s board of directors does not presently know of a third party that plans to make an offer to acquire Commerce Bancorp through a tender offer, merger or purchase of substantially all the assets of Commerce Bancorp.

Banking Regulations.

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless (i) the acquisition is subject to Federal Reserve Board approval under the Bank Holding Company Act of 1956, referred to as the BHCA, or (ii) the Federal Reserve Board has been given 60 days prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice:

•	disapproving the proposed acquisition, or

•
extending for up to another 30 days the period during which such a disapproval may be issued. In addition, the Federal Reserve Board may extend the period for two additional periods not to exceed 45 days each in certain circumstances.

An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Commerce Bancorp, would, under the circumstances set forth in the presumption, constitute the acquisition of control.

In addition any person or entity would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent, five percent in the case of an acquirer that is a bank holding company, or more of the outstanding shares of Commerce Bancorp common stock, or otherwise obtaining “control” over Commerce Bancorp. Under the BHCA, “control” generally means:

•	the ownership, control or power to vote 25 percent or more of any class of voting securities of the bank holding company;

•	the ability to control in any manner the election of a majority of the bank holding company’s directors; or

•	the ability directly or indirectly a controlling influence over the management and policies of the bank holding company, as determined by the Board of Governors of the Federal Reserve System.

New Jersey Corporate Law

The New Jersey Business Corporation Act, referred to as the NJBCA, restricts the transactions that a publicly held corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey, referred to as a resident domestic corporation, can engage. For example, the NJBCA provides that no resident domestic corporation may engage in a “business combination,” as defined in the NJBCA, with an “interested shareholder” of the corporation for a period of five years following the interested shareholder’s stock acquisition, unless the business combination is approved by the board of directors of the corporation prior to the interested shareholder’s stock acquisition. An interested shareholder is a beneficial owner of ten percent or more of the voting power of a corporation.

In addition, the NJBCA provides that no resident domestic corporation may engage, at any time, in any business combination, with any interested shareholders of the corporation other than:

•	a business combination approved by the board of directors of such corporation prior to the interested shareholder’s stock acquisition;

•	a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that interested shareholder at a meeting called for such purpose; or

•
a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by that interested shareholder.

Commerce Bancorp cannot opt out of the foregoing provisions of the NJBCA.

The NJBCA allows the directors of a New Jersey corporation to look at various factors in considering a proposal or offer to acquire the corporation. Specifically, the NJBCA provides that a director of a New Jersey corporation in evaluating a proposal or offer to acquire the corporation may consider any of the following:

•	the effects of any action on the corporation’s shareholders;

•	the effects of the action on the corporation’s employees, suppliers, creditors and customers;

•	the effects of the action on the community in which the corporation operates; and

•
the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to facilitate, remove any barriers to, or refrain from impeding, such proposal or offer.

The existence of the foregoing provisions could

•	result in Commerce Bancorp being less attractive to a potential acquirer; and

•	result in Commerce Bancorp’s shareholders receiving less for their shares of common stock than otherwise might be available in the event of a takeover attempt.

Dividends

It is the present intention of Commerce Bancorp’s board of directors to pay quarterly cash dividends on Commerce Bancorp’s common stock. However, the declaration and payment of future dividends will be subject to determination and declaration by the board of directors, which will consider, among other things, the following:

•	the earnings;

•	the financial condition;

•	the regulatory requirements; and

•	the capital needs

of Commerce Bancorp, Commerce Bank, N.A. and Commerce Bank/North.

Subject to the preferences, limitations and relative rights as may be fixed for any series of Commerce Bancorp preferred stock that may be issued, holders of Commerce Bancorp common stock are entitled to receive dividends, when, as and if declared by the board of directors out of legally available funds.

Commerce Bancorp is a legal entity separate and distinct from its banking and other subsidiaries. Under the NJBCA, a corporation may not pay dividends or purchase, redeem or otherwise acquire its own shares unless, if after paying dividends or acquiring its own stock:

•	the corporation would be unable to pay its debts as they become due in the usual course of its business; or

•
its total assets would be less than its total liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.

Contractual obligations may also limit Commerce Bancorp’s ability to declare or pay dividends.

Cash available for dividend distribution to the holders of Commerce Bancorp’s common stock and preferred stock must initially come primarily from dividends paid to Commerce Bancorp by Commerce Bank, N.A. and Commerce Bank/North. Accordingly, restrictions on Commerce Bank, N.A.’s and Commerce Bank/North’s cash dividend payments directly affect the payment of cash dividends by Commerce Bancorp.

Commerce Bank, N.A. as a national bank, is subject to certain limitations on the amount of cash dividends that it can pay, without the prior approval of the Office of the Comptroller of the Currency, referred to as the OCC. The prior approval of the OCC is required if the total of all cash dividends declared by a national bank in any calendar year will exceed the total of the bank’s net income for that year combined with the retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

Commerce Bank/North, as a New Jersey State Bank, is also subject to certain limitations on the amount of cash dividends that it can pay. No dividends may be paid by Commerce Bank/North unless, following the payment of the dividend, the capital stock of Commerce Bank/North is unimpaired and either:

•	Commerce Bank/North will have a surplus of not less than 50% of its capital stock; or

•	the payment of the dividend will not reduce the surplus of Commerce Bank/North.

In addition, the OCC and the Federal Deposit Insurance Corporation have authority to prohibit banks from engaging in what in their opinion constitutes an unsafe or unsound practice in conducting their businesses. The payment of cash dividends could, depending upon the financial condition of the bank involved, be considered an unsafe or unsound practice.

Legal Matters

An opinion has been delivered by Blank Rome LLP, Philadelphia, Pennsylvania and Cherry Hill, New Jersey, to the effect that the shares of common stock offered by Commerce Bancorp, when issued as contemplated in this prospectus, will be legally issued, fully paid and non-assessable. Jack R Bershad, a former partner in Blank Rome LLP, is a director of Commerce Bancorp and Commerce Bank, N.A. Mr. Bershad and other partners of Blank Rome LLP are shareholders of Commerce Bancorp.

Experts

The consolidated financial statements of Commerce Bancorp appearing in Commerce Bancorp’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Commerce management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Indemnification

Section 14A:3-5 of the NJBCA provides, in substance, that New Jersey corporations shall have the power, under specified circumstances, to indemnify each of its directors, officers, employees or agents against his or her expenses and liabilities incurred in connection with any proceeding involving him or her by reason of his or her being or having been a director, officer, employee or agent, other than a proceeding by or in the right of the corporation. Additionally, Section 14A:3-5 of the NJBCA provides, in substance, that New Jersey corporations shall have the power, under specified circumstances, to indemnify each of its directors, officers, employees or agents against his or her expenses incurred in connection with actions, suits or proceedings by or in the right of the corporation to procure a judgment in its favor which involves the director, officer, employee or agent by reason of the fact that he or she was or is a director, officer, employee or agent.

Article VI of Commerce Bancorp’s by-laws provides for indemnification of any of its directors or officers to the fullest extent permitted by the NJBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Commerce Bancorp’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Commerce Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Commerce Bancorp maintains an insurance policy providing reimbursement of indemnification payments to directors and officers of the registrant and reimbursement of certain liabilities incurred by Commerce Bancorp’s directors and officers in their capacities as such, to the extent they are not indemnified by Commerce Bancorp.

Where You Can Find More Information

Commerce Bancorp files and furnishes annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Commerce Bancorp files or furnishes at the SEC’s public reference room at 100 F Street, N.E., Room, 580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Commerce Bancorp’s SEC filings are also available to the public from commercial retrieval services and at the Internet website maintained by the SEC at www.sec.gov and Commerce Bancorp’s Internet website at www.commerceonline.com. Commerce Bancorp has included its website address in this prospectus only as an inactive textual reference and does not intend it to be an active link to its website. Information contained on Commerce Bancorp’s website is not part of this prospectus.

Commerce Bancorp has filed a registration statement on Form S-3 to register the shares of Commerce Bancorp common stock offered under this prospectus. This prospectus is a part of that registration statement. The SEC allows Commerce Bancorp to “incorporate by reference” information into this prospectus, which means that Commerce Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in a later filed document incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that Commerce Bancorp has previously filed with the SEC.

This prospectus incorporates important business and financial information about Commerce Bancorp that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to Commerce Bancorp Inc., 1701 Route 70 East, Cherry Hill, New Jersey 08034-5400, Attention: C. Edward Jordan, Jr. and telephone requests may be directed to the C. Edward Jordan, Jr. at (856) 751-9000.

The following documents previously filed by Commerce Bancorp with the SEC pursuant to the Exchange Act are incorporated herein by this reference:

SEC Filings	Period
Annual Report on Form 10-K (including those portions of Commerce Bancorp’s proxy statement for its 2005 annual meeting of shareholders incorporated by reference in the Annual Report on Form 10-K)	Year ended December 31, 2004

Quarterly Report on Form 10-Q	Quarter ended March 31, 2005

Quarterly Report on Form 10-Q	Quarter ended June 30, 2005

Current Reports on Form 8-K	Filed on February 16, 2005, March 10, 2005, March 17, 2005, April 13, 2005, May 11, 2005, June 9, 2005 and June 10, 2005

The description of Commerce Bancorp common stock, which is incorporated by reference from Commerce Bancorp’s Current Report on Form 8-K filed with the SEC on November 17, 2004.

All documents filed by Commerce Bancorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Items 2.02 and 7.01 thereto) with the SEC from the date of this prospectus and prior to the termination of this offering are also deemed to be incorporated by reference into this prospectus and deemed a part of this prospectus from the date that document is filed.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table shows the estimated expenses of the issuance and distribution of the securities offered.

SEC Registration Fee	$61,881*
Legal Fees and expenses	$15,000**
Accounting and expenses	$15,000**
Transfer agent and registrar fees	$ 2,500**
Printing and Miscellaneous	$20,619**
Total	$115,000

______________
* Actual
**Estimated

Item 15. Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act provides, in substance, that New Jersey corporations shall have the power, under specified circumstances, to indemnify each of its directors, officers, employees or agents against his or her expenses and liabilities incurred in connection with any proceeding involving him or her by reason of his or her being or having been a director, officer, employee or agent, other than a proceeding by or in the right of the corporation. Additionally, Section 14A:3-5 of the New Jersey Business Corporation Act provides, in substance, that New Jersey corporations shall have the power, under specified circumstances, to indemnify each of its directors, officers, employees or agents against his or her expenses incurred in connection with actions, suits or proceedings by or in the right of the corporation to procure a judgment in its favor which involves the director, officer, employee or agent by reason of the fact that he or she was or is a director, officer, employee or agent.

Article VI of Commerce Bancorp’s By-laws provides for indemnification of any of its directors or officers to the fullest extent permitted by the New Jersey Business Corporation Act.

Commerce Bancorp maintains an insurance policy providing reimbursement of indemnification payments to directors and officers of the registrant and reimbursement of certain liabilities incurred by Commerce Bancorp’s directors and officers in their capacities as such, to the extent they are not indemnified by Commerce Bancorp.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Commerce Bancorp, as amended. Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 2004.
3.2	By-laws of Commerce Bancorp. Incorporated by reference from the Company’s Form 10-Q for the quarter ended June 30, 2004.
4.1	Form of Commerce Bancorp common stock certificate.
5.1	Opinion of Blank Rome LLP relating to the legality of the securities to be issued.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in signature pages hereto).

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on this 19th day of August, 2005.

COMMERCE BANCORP, INC.

By: /s/Vernon W. Hill, II

VERNON W. HILL, II
Chairman of the Board and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vernon W. Hill, II and Douglas J. Pauls, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities of each of the above-referenced registrants and on the dates indicated:

Signature	Position	Date
/s/Vernon W. Hill, II Vernon W. Hill, II	Chairman of the Board and President (principal executive officer)	August 19, 2005

/s/Douglas J. Pauls Douglas J. Pauls	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 19, 2005

/s/Jack R Bershad Jack R Bershad	Director	August 19, 2005
/s/Joseph E. Buckelew Joseph E. Buckelew	Director	August 19, 2005
/s/Donald T. DiFrancesco Donald T. DiFrancesco	Director	August 19, 2005
/s/Morton N. Kerr Morton N. Kerr	Director	August 19, 2005

Signature	Position	Date
/s/Steven M. Lewis Steven M. Lewis	Director	August 19, 2005
/s/John K. Lloyd John K. Lloyd	Director	August 19, 2005
/s/George E. Norcross, III George E. Norcross, III	Director	August 19, 2005
/s/Daniel J. Ragone Daniel J. Ragone	Director	August 19, 2005
/s/William A. Schwartz, Jr. William A. Schwartz, Jr.	Director	August 19, 2005
/s/Joseph T. Tarquini, Jr. Joseph T. Tarquini, Jr.	Director	August 19, 2005
/s/Joseph S. Vassalluzzo Joseph S. Vassalluzzo	Director	August 19, 2005

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Commerce Bancorp, as amended. Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 2004.
3.2	By-laws of Commerce Bancorp. Incorporated by reference from the Company’s Form 10-Q for the quarter ended June 30, 2004.
4.1	Form of Commerce Bancorp common stock certificate.
5.1	Opinion of Blank Rome LLP relating to the legality of the securities to be issued.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1 hereto).
24.1	Powers of Attorney (included in signature pages hereto).